Exhibit 10.35

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 4th day of March, 2008 between Delta Mutual, Inc., a Delaware corporation (“Buyer”) and Egani, Inc., an Arizona corporation (“Seller”), and is agreed to and acknowledge by Altony SA, an Uruguay Sociedad Anonima corporation (“Altony”) and South American Hedge Fund LLC, a Delaware limited liability company (“South American Hedge Fund”). Buyer, Seller, Altony and South American Hedge Fund are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the Manager of and owner of 100% of the issued and outstanding membership interests of Altony, and Altony is the Manager of and owner of 100% of the issued and outstanding membership interests of South American Hedge Fund;

WHEREAS, Buyer is desirous of acquiring all of Seller’s membership interests in Altony;

WHEREAS, Seller is desirous of selling all of its membership interests in Altony to Buyer;

WHEREAS, Buyer desires to “step into the shoes” of the Seller with respect to the ownership of South American Hedge Fund and the operation of that certain limited liability company with its headquarters in Montevideo, Uruguay and Arizona.

WHEREAS, Buyer and Seller acknowledge and agree that (i) this Agreement is for the purchase of Seller’s interest in Altony, which owns 100% of the issued and outstanding membership interests of South American Hedge Fund; (ii) Seller is in compliance with the rules and regulations pertaining to its transactions and records in Montevideo, Uruguay and Delaware; and (iii) Buyer is in compliance with the rules and regulations pertaining the conduct of its business, as now being conducted, and is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware.

WHEREAS, pursuant to the Operations Agreement of its original filing, Buyer acknowledges that South American Hedge Fund will continue to run its operations as South American Hedge Fund at all times during which its operations remain in effect.

NOW THEREFORE, in consideration of the foregoing recitals, promises, and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.
Purchase of Membership Interest. Upon the execution of this Agreement, which shall constitute the Closing herein, Seller shall sell, assign and transfer to Buyer its membership interest in Altony, and any interests owned by Altony, including Altony’s sole membership and management of South American Hedge Fund.

2.
Consideration. Buyer shall issue and deliver to Seller, One Hundred and Thirty Million (130,000,000) shares of its common stock, par value $0.0001 (“Common Sock”) at the Closing (the “Purchase Price”). Seller acknowledges that the shares of Common Stock representing the Purchase Price have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and therefore can not be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirement is available. Seller is aware that Buyer is under no obligation to effect such registration with respect to the shares of Common Stock representing the Purchase Price or to file or comply with any exemption from registration. Buyer shall pay the Purchase Price by issuing Seller a stock certificate or certificates and the shares of Common Stock issued on such certificate(s) shall be deemed validly issued, fully paid and non-assessable.

3.
Assumption of Interest: At Closing, Buyer shall “step into the shoes” of Seller and shall effectively assume all obligations and responsibilities of Altony, including any and all rights, title or interest in any assets, leases, trademarks or property of Altony, including Altony’s 100% ownership of the issued and outstanding membership interests of South American Hedge Fund. Buyer acknowledges that this Agreement does not constitute an individual asset purchase agreement; rather it is an assignment and assumption of Seller’s interest in Altony.

4.	Representations and Warranties of Seller

a.
Seller hereby warrants and represents that Seller is the owner of and has good and marketable title to the Interest in Altony and to the best of Seller’s knowledge, Seller’s Interest in Altony is free and clear of all liens, claims, liabilities or encumbrances of any type whatsoever.

b.
Seller hereby warrants and represents that Seller, prior to Closing, has delivered to Buyer any and all records, audits, documents, copies of governmental filings and any other items, assets or information relating to Altony and South American Hedge Fund, which are either in its possession or under its control.

c.
To the best of Seller’s knowledge, as of the date hereof, there are no demands, suits, grievances, inquiries, governmental investigations, actions, claims or proceedings of any nature, public or private, pending or threatened, before any court, administrative agency, arbitrator or governmental body against Seller, Altony or South American Hedge Fund or their employees, officer or directors which may have a material adverse effect on Altony or South American Hedge Fund, nor to Seller’s knowledge is there any basis for any such proceedings.

d.
Buyer has provided Seller a budget identifying the estimated operating expenses of Buyer from January of 2008 through April 2008. Seller hereby warrants that it reasonably and in good faith believes that there are or will be sufficient funds infused into the Buyer by its acquisition of Seller to reasonably ensure that the Buyer’s ongoing operating expenses from January 2008 through April 2008 will be met.

e.	Seller warrants that any financial statements provided to Buyer by Seller, Altony and South American Hedge Fund are true and accurate records of accounts to the best of the Seller’s knowledge.

f.
Seller hereby warrants and represents that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, has the requisite power and authority to carry on its business and has the right, power authority, and legal capacity to execute this Agreement and to perform its obligations under this Agreement. Seller further warrants and represents that its execution and performance of this Agreement does not: conflict with; is not in violation of; or will cause a material breach of any other agreements to which it is a party.

g.
Seller hereby warrants and represents that to the best of its knowledge all of its board members, officers, principals, agents, and managers, have at all times maintained their fiduciary duties to Seller, and to its investors and shareholders and have complied with all fiduciary duties, and regulatory and statutory requirements in their dealings with and on behalf of Seller. Seller further warrants and represents that all dealings between Seller and its principals, directors, officers, board members, and managers have at all times been free of self-dealing and in compliance with all applicable fiduciary, statutory and regulatory obligations.

h.
Seller hereby warrants that to the best of its knowledge neither Seller nor its officers, directors, agents, representatives, affiliated entities, servants, employees, predecessors, or trustees are aware of any criminal or regulatory investigations, inquiries, claims, indictments, or other proceedings whatsoever concerning or relating to the Seller or to the actions of its principals, directors, agents, officers, board members, or managers, nor to Seller’s knowledge is there any basis for any such proceedings.

i.	Seller warrants and represents that there are no outstanding liens, mortgages, foreclosures, judgments, or other claims upon the property and assets of Seller, Altony or South American Hedge Fund.

j.
Seller warrants that it has duly and timely filed all tax returns required to be filed by it under applicable law. All tax returns were correct and complete in all material respects. All taxes due and payable by Seller have been duly paid. Seller has no reason to believe any governmental authority will or intends to assess any additional taxes for any period for which tax returns have been filed. Seller is not aware of any tax assessment or claim by any governmental authority for taxes owed by Seller.

5.	Representations and Warranties of Buyer

a.
Buyer hereby warrants, represents and acknowledges that it has had an opportunity to review all records, documents, copies of government filings and any other items, leases, assets and any other information relating to Seller, Altony and South American Hedge Fund either in the possession of the Seller or under its control and Buyer has evaluated the merits and risks of acquiring Seller’s Interest in Altony, and has fully accepted the risk prior to the Closing. Buyer further warrants and acknowledges that notwithstanding any representations of Seller made in Section 4 .d. of this Agreement, the ability to infuse sufficient working capital to fund Buyer’s ongoing operating expenses from January, 2008 through April, 2008, is the sole responsibility of the Buyer.

b.	Buyer hereby warrants, represents, and acknowledges that it is aware that the Interest in Altony has not been registered under any applicable federal or state securities laws.

c.	Buyer hereby warrants and represents that it has sufficient business and/or financial experience to reasonably protect its own interest in this transaction.

d.
To the best of Buyer’s knowledge, as of the date hereof, there are no demands, suits, grievances, inquiries, governmental investigations, actions, claims or proceedings of any nature, public or private, pending or threatened, before any court, administrative agency, arbitrator or governmental body against Buyer which may have a material adverse effect on Buyer, nor to Buyer’s knowledge is there any basis for such proceeding.

e.
Buyer hereby warrants that to the best of its knowledge neither Buyer nor its officers, directors, agents, representatives, affiliated entities, servants, employees, predecessors, or trustees are aware of any criminal or regulatory investigations, inquiries, claims, indictments, or other proceedings whatsoever concerning or relating to the Buyer or to the actions of its principals, directors, agents, officers, board members, or managers, nor to Buyer’s knowledge is there any basis for such proceeding.

f.
Buyer hereby warrants and represents that its Board of Directors, by resolutions duly adopted at a meeting called and held, and not subsequently rescinded or modified, has unanimously approved the execution of this Agreement for and on behalf of Buyer, and the transaction contemplated hereby. Buyer further warrants and represents that its execution and performance of this Agreement does not: conflict with; is not in violation of; or will cause a material breach of any other agreement to which it is a party.

g.
Buyer hereby warrants and represents that to the best of its knowledge all of its board members, officers, and managers, have at all times maintained their fiduciary duties to Buyer and to its investors and shareholders and have complied with all fiduciary duties and regulatory and statutory requirements in their dealings with and on behalf of Buyer. Buyer further warrants and represents that all dealings between the Buyer and its principals, directors, officers, board members, and managers, have at all times been free of self-dealing and in compliance with all applicable fiduciary, statutory and regulatory obligations.

h.	Buyer warrants and represents that all outstanding debts, obligations and liabilities of which Buyer is aware as of February 1, 2008, have been disclosed to Seller.

i.	Buyer warrants and represents that to its knowledge there are no outstanding liens, mortgages, foreclosures, judgments, or other claims upon the property and assets of Buyer.

j.
Buyer warrants that it has duly and timely filed all tax returns required to be filed by it under applicable law. All tax returns were correct and complete in all material respects. All taxes due and payable by Buyer have been duly paid. Buyer has no reason to believe any governmental authority will or intends to assess any additional taxes for any period for which tax returns have been filed. Buyer is not aware of any tax assessment or claim by any governmental authority for taxes owed by Buyer.

6.
Survival of Warranties. All representations, warranties, covenants and agreements contained in this Agreement and in any document, certificate, or other instrument delivered pursuant hereto or in connection with the transaction contemplated hereby will survive the execution of this Agreement .

7.
Indemnification of Buyer by Seller. With respect to the operations of Altony and South American Hedge Fund , Seller hereby covenants and agrees to indemnify and hold harmless Buyer from and against and in respect of any and all claims, losses, expenses, damages, deficiencies, costs, obligations and liabilities including, without limitation, interest taxes, penalties, assessments, reasonable attorney’s fees, together with accountants and other professional fees and other costs and expenses incident to any suit, action or proceeding against Seller, or sustained or incurred, directly or indirectly, by Seller, which arises from, results from, constitutes, or relates to:

a.
Any claim, action, administrative proceeding, lawsuit or any other proceeding against or involving Seller, seeking damages, fees, costs, reimbursement, salary, bonuses, employment, specific performance, contractual enforcement, reinstatement, unemployment compensation or any other moneys, properties, commissions or other compensation or payments of any nature by any employee, company, third party, person or public or private entity for any impropriety, action, inaction, occurrences, incidents or any other underlying causes occurring or allegedly occurring prior to the execution of this Agreement or the transactions contemplated herein; or

b.	Any breach by Seller of any representation, warranty or covenant contained in this Agreement or any other document(s) provided by Seller to Buyer pursuant to this Agreement or delivered herewith.

8.
Indemnification of Seller by Buyer. Buyer hereby covenants and agrees to indemnify and hold Seller harmless from and against and in respect of any and all claims, losses, expenses, damages, deficiencies, costs, obligations and liabilities including, without limitation, interest, taxes, penalties, assessments, reasonably attorney’s fees, together with accountants and other professional fees and other costs and expenses incident to any suit, action or proceeding against Buyer, or sustained or incurred, directly or indirectly, by Buyer, which arises from results from, constitutes, or relates to:

a.
Any claim, action, administrative proceeding, lawsuit or any other proceeding against or involving Buyer, seeking damages, fees, costs, reimbursement, salary, bonuses, employment, specific performance, contractual enforcement, reinstatement, unemployment compensation or any other moneys, properties, commissions or other compensation or payments of any nature by any employee, company, third party, person or public or private entity for any impropriety, action, inaction, occurrences, incidents or any other underlying causes occurring or allegedly occurring prior to the execution of this Agreement or the transaction contemplated herein, unless the basis for any such claim action, administrative proceeding or lawsuit against Buyer relating to employment, salary, bonuses, or other compensation to any employee or officer of Buyer has been contractually modified prior to the date hereof.

b.	Any breach by Buyer of any representation, warranty or covenant contained in this Agreement or any other document(s) provided by Buyer to Seller pursuant to this Agreement or delivered herewith.

c.	Any claim asserted by a third party arising out of or relating to the acts or omissions of Altony and/or South American Hedge Fund on or after the date of the Closing pursuant to this Agreement.

9.
Notification of Claims. Each Party will promptly notify the other of any administrative, civil, or criminal claims, lawsuits, or actions against either Party, or relating to the Interest in Altony and/or the South American Hedge Fund, of which they receive notice by any means, so as to permit either Party an opportunity to prepare a timely defense to such claim or to attempt settlement.

10.	Miscellaneous

a.
Binding Agreement. The Parties covenant and agree that this Agreement, including the recitals, when executed and delivered by the Parties, will constitute a legal, valid and binding agreement between the Parties and will be enforceable in accordance with its terms.

b.	Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto, their legal representatives, successors or assigns.

c.
Arbitration. In the event any controversy or dispute arises out of or relating to this Agreement or the breach thereof, each Party shall name an arbitrator within twenty (20) days after either Party notifies the other in writing that there is such dispute or controversy existing, and the two arbitrators shall name a third arbitrator. If either Party fails to select an arbitrator within twenty (20) days as required herein, or if the two arbitrators fail to select a third arbitrator within fifteen (15) days after both have been appointed, then the Presiding Judge of Maricopa County Superior Court shall appoint such other arbitrator or arbitrators. The arbitrators shall render a binding decision within sixty (60) days after their appointment and shall conduct all proceedings pursuant to Arizona Revised Statutes, Section 12-1501 through Section 12-1517, or the successor Statutes and the Rules of American Arbitration Association governing commercial transactions then existing, to the extent that such rules are not inconsistent with said statutes and this Agreement. Said decision shall be binding upon the Parties without the right of appeal. Judgment upon the award rendered under arbitration may be entered in any court having jurisdiction. The cost of the arbitration procedure shall be borne by the losing Party or, if the decision is not clearly in favor of one Party or the other, then the costs shall be borne as determined by such arbitration proceeding.

d.
Integration. This Agreement contains the entire understanding of the Parties with respect to the matters addressed herein. All prior and contemporaneous negotiations, agreements, restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein, shall be deemed merged into this Agreement and this Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement and the transactions contemplated thereby.

e.	Modification. This Agreement may not be waived, changed, amended, discharged or terminated without the written agreement of the Parties.

f.
Notices. All notices, requests, demands and other communications shall be deemed to have been duly given or made: (a) if delivered by hand, on the day it is so delivered to the recipient, (b) if mailed, certified or registered mail, postage prepaid, return receipt requested, on the date of acknowledgement of receipt, (c) if by first class US mail, on the fifth business day after it is mailed, (d) if by nationally recognized overnight delivery service, on the business day after it was sent, (e) if by facsimile transmission, on the day it was sent (with confirmation of receipt) to such Party as set forth below which address may be changed by notice to the other Party.

1.	If to Buyer, to:

Delta Mutual Inc.
Attn: President
111 North Branch Street
Sellersville, PA 18960

2.	If to Seller, to:

Egani Inc.
Attn: President
8260 Raintree Drive
Scottsdale, AZ 85206

g.
Notification of Claims. Each Party will promptly notify the other of any third party claims against either Party relating to the transaction of which it receives knowledge or notice so as to permit such Party an opportunity to prepare a timely defense to such claim or to attempt settlement.

h.
Attorney’s Fees. If any action, including an action in Arbitration pursuant to section 10.c. herein, shall be brought to recover any amount under this Agreement, for any breach thereof, or to enforce or interpret any of the terms, covenants, or conditions of this Agreement, the prevailing Party shall be entitled to recover from the other Party, as part of prevailing Party’s costs, reasonable attorney’s fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

i.
Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona and shall be binding upon and inure to the benefit of the Parties and their heirs, legal representatives, successors and assigns.

j.	Venue. The proper venue for any proceeding at law or in equity or under the provisions for arbitration shall be Maricopa County, Arizona.

k.
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

l.
Severability. If any portion of this Agreement shall be finally determined by any court of law or government body of competent jurisdiction to violate applicable law, or otherwise not to conform to requirements of law and therefore to be invalid, the Parties will cooperate to remedy or avoid the invalidity, but in any event, will not upset the general balance of relationship created or intended to be created between them as manifested in this Agreement and the instruments referred to herein. Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.

m.	Other Documents. The Parties shall upon reasonable request of the other, execute such documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

n.	Headings. The paragraph headings hereof are intended solely for convenience of reference and shall not be construed to explain any of the provisions of this Agreement.

o.	Time is of the Essence. Time is of the essence in this Agreement.

p.
No Waiver and Remedies. No failure or delay on a Party’s part to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by a Party or a right or remedy hereunder preclude a Party from asserting any other rights provided by this Agreement. No remedy or election hereunder shall be deemed exclusive but it shall, whenever possible, be cumulative with other remedies in law or equity.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day, month and year first above written.

Egani Inc.	Delta Mutual, Inc.
(Seller)	(Buyer)

By: /s/ Daniel Peralta	By: /s/ Peter F. Russo
Daniel Peralta	Peter F. Russo
President	President

Witness: /s/ Malcolm W. Sherman	Witness: /s/ Judith M. Dallas
Malcolm W. Sherman	Judith M. Dallas

                             Seal: (Impression of the seal of Delta Mutual, Inc.)